Exhibit 10.2

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AGREEMENT made as of the 3rd day of July, 2014 among CERES MANAGED FUTURES LLC (formerly, Citigroup Managed Futures LLC and Smith Barney Futures Management LLC), a Delaware limited liability company (“CMF”), each fund listed in Schedule A, as such schedule may be updated from time to time in accordance with Paragraph 11 (each, a “CMF Feeder Fund” and collectively, the “CMF Feeder Funds”), CMF WINTON MASTER L.P. (the “Master Fund” and together with the CMF Feeder Funds, each, a “Fund” and collectively, the “Funds”) and WINTON CAPITAL MANAGEMENT LIMITED, a company registered in England and Wales (“Winton” or the “Advisor”).

W I T N E S S E T H :

WHEREAS, the Funds were organized for the purpose of speculative trading of commodity interests, including futures contracts, options, swaps and forward contracts on U.S. and non-U.S. markets with the objective of achieving capital appreciation; and

WHEREAS, each CMF Feeder Fund’s trading is to be conducted directly or through investment in the Master Fund of which CMF is the general partner and Winton is the advisor; and

WHEREAS, the Master Fund will act as a master fund whose feeder funds are expected to be the portions of the CMF Feeder Funds allocated to Winton for trading or such other funds or accounts managed or operated by CMF; and

WHEREAS, as applicable, the Limited Partnership Agreement of a Fund (the “Limited Partnership Agreement”) or the Trading Manager Agreement between a Fund and CMF permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for such Fund; and

WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of National Futures Association (“NFA”) and is authorized and regulated by the Financial Conduct Authority in the United Kingdom (formerly the Financial Services Authority) (the “FCA”); and

WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of NFA; and

WHEREAS, CMF, the Advisor and the relevant Fund previously entered into the management agreements listed on Schedule B (each, an “Existing Agreement” and collectively, the “Existing Agreements”); and

WHEREAS, CMF, the Advisor and the relevant Fund now wish to amend and restate the Existing Agreements in their entirety in order to consolidate the Existing Agreements into one agreement; and

WHEREAS, CMF, the Advisor and the Funds wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by each Fund of its commodity trading activities during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DUTIES OF THE ADVISOR.  (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as an agent and attorney-in-fact for each Fund, for directing the investment and reinvestment of the assets and funds of the Funds allocated to it from time to time by CMF in commodity interests, including commodity futures contracts and forward contracts.  The Advisor may also engage in swap transactions and other derivative transactions on behalf of each Fund with the prior written approval of CMF.  The Advisor shall engage in such trading for the CMF Feeder Funds through investment in the Master Fund.  All such trading on behalf of the Funds shall be in accordance with the trading strategies and trading policies set forth in Schedule C for each Fund (the “Trading Restrictions”), as the same may be amended and supplemented from time to time as provided for in this Agreement.  Subject to Paragraph 5(c) hereof, trading policies may be changed from time to time upon receipt by the Advisor of 30 days’, or such shorter period as may be required by applicable law or regulation, prior written notice of such change.  CMF has initially selected the Winton Diversified Program (the “Program”) to manage each Fund’s assets allocated to it.  Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the Trading Restrictions without the prior written consent of the respective Fund given by CMF.  CMF and the Funds each acknowledge that the Advisor may utilize exchange for physicals transactions in its trading for the Funds.  CMF may override the trading instructions of the Advisor for a Fund with prompt notice to the Advisor (i) to comply with the Trading Restrictions and with applicable speculative position limits as set by a regulatory authority with proper authority, (ii) to fund any distributions or redemptions, (iii) to pay a Fund’s expenses, (iv) to the extent CMF acting in good faith reasonably believes doing so is necessary for the protection of the applicable Fund and its investors, (v) to terminate the futures interest trading of the applicable Fund with the Advisor in accordance with a termination of this Agreement pursuant to Paragraph 5 hereof, or (vi) to comply with any applicable law or regulation.  CMF agrees not to override any such instructions for the reasons specified in clauses (ii) or (iii) of the preceding sentence unless the Advisor fails to comply with a request of CMF to make the necessary amount of funds available to the applicable Fund within two trading days of such request.  The Advisor shall not be liable for the consequences of any decision by CMF to override instructions of the Advisor, except to the extent that such consequences result from CMF’s decision to override the instructions of the Advisor pursuant to clause (i) above and subject to the provisions of Paragraph 6 hereof.  Upon the issuance of any override instructions with respect to a Fund, this Agreement shall immediately terminate with respect to such Fund with notice under Paragraph 5(c) hereof.  Notwithstanding the authority granted to the Advisor in this Paragraph 1(a) to direct the investment and reinvestment of each of the CMF Feeder Fund’s assets, effective as of the date of this Agreement (or the date that such Fund becomes a CMF Feeder Fund to the Master Fund, if later) and continuing through the term hereof, the Advisor shall have no authority to trade directly the individual accounts of the CMF Feeder Funds.

(b)  The Advisor shall promptly provide the following to CMF during the term of this Agreement: (i) the current copy of the Advisor’s Form ADV and any material amendments thereto (ii) a copy of any document filed with a regulatory agency and available to the public to the extent such document is material to this Agreement; and (iii) upon reasonable request of CMF, such information as is required by applicable rules related to the preparation and update of any offering memorandum or prospectus, as applicable, of each Fund listed on Schedule A as the same may be amended or supplemented from time to time (the “Memorandum”).  All trades made by the Advisor for the account of a Fund, whether directly or indirectly through the Master Fund, shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Funds or for the negotiation of brokerage rates charged therefor; provided that the Advisor shall not enter into any “soft” commission agreements with any such broker.  However, the Advisor may direct any and all trades in commodity futures, forwards and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF.  All give-up or similar fees relating to the foregoing shall be paid pro rata by the CMF Feeder Funds after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).

(c)  The allocation of each Fund’s assets to the Advisor will be made to the Program as described on Schedule C provided that CMF, each Fund and the Advisor agree that the amount of leverage initially applied to the assets of the respective Fund allocated to the Advisor by CMF (the “Trading Level”) shall be 1.5 times the Net Assets (as defined in paragraph 3(b) hereof) of such Fund allocated to the Advisor by CMF.  The Trading Level for each Fund shall be determined by CMF in US Dollars and may be adjusted from time to time in accordance with Paragraph 1(g) hereof.  The Advisor shall trade each Fund’s assets on the basis of the Trading Level.  In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for a Fund, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing.  In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for any of the Funds which the Advisor deems material.  If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for a Fund without the prior written consent of CMF.  In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described on Schedule C to be materially accurate.  Further, the Advisor will provide each Fund with a current list of all commodity interests to be traded for the Fund’s account, whether directly or indirectly.  The addition of further commodity interests (each a “New Interest”) to such list shall require five (5) business days’ prior written notice to the Fund and CMF (including via email).  If CMF objects to any changes, it shall so notify the Advisor (including via email) within the specified five (5) business day prior notice period and the Advisor shall use commercially reasonable efforts not to effect such addition of the New Interest for such Fund’s account.  Notwithstanding anything to the contrary in the immediately preceding sentence, the Advisor will not be deemed to be in breach of this Agreement if it is unable to exclude the New Interest, after having made commercially reasonable efforts and after having notified CMF of its inability to comply, in which case (i) the Advisor shall have no liability as a result thereof and (ii) a Fund’s and CMF’s sole recourse against the Advisor hereunder is to terminate this Agreement with notice under Paragraph 5(b) (a “New Instrument Event”).  The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management.  The Advisor further agrees that it will use all reasonable efforts to minimize the non-US Dollar currency exposure of the Funds’ accounts consistent with its management of the currency exposure of other accounts managed in accordance with the Program.  CMF will change the name of any Fund with “Winton” in such Fund’s name as promptly as practicable after the Advisor ceases to act as advisor to such Fund.

(d)  The Advisor agrees to make all material disclosures to the Funds regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), shareholders, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order.  Notwithstanding Paragraphs 1(d) and 4(e) of this Agreement, the Advisor shall not be required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Funds or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order.  The Funds and CMF acknowledge that the trading advice to be provided by the Advisor is Confidential Information as defined in Paragraph 13 of this Agreement.  Further, CMF agrees to treat as confidential any results of proprietary accounts and/or proprietary information with respect to trading systems obtained from the Advisor.  Nothing contained in this Agreement shall be deemed or construed to require the Advisor to disclose any confidential or proprietary details of the Advisor’s trading strategies or the names or identities of the Advisor’s clients.

(e)  The Advisor understands and agrees that CMF may designate other trading advisors for a Fund and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Paragraph 3(b) hereof) of such Fund as it shall determine in its absolute discretion.  The designation of other trading advisors and the apportionment or reapportionment of Net Assets of a Fund to any such trading advisors pursuant to this Paragraph 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f)  CMF may, from time to time, in its absolute discretion, select additional trading advisors for a Fund and reapportion funds among such other trading advisors for such Fund as it deems appropriate.  CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month.  The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate a Fund’s assets, meet margin calls on a Fund’s account, fund redemptions, or for any other reason, except that, subject to Paragraph 1(a), CMF will not require the liquidation of specific positions by the Advisor.

(g)  CMF shall notify the Advisor of the Trading Level for each Fund as of the effective date of this Agreement (the “Effective Date”) by email to fundflows@wintoncapital.com to be received no later than 12:00 p.m. (London time) on the first business day prior to the Effective Date.  Unless otherwise instructed by CMF, as of the last business day of each month (the “PnL Adjustment Date”) the Advisor will estimate the realized and unrealized profit and loss of each Fund since the previous PnL Adjustment Date and adjust the Trading Level for each Fund accordingly.  After the Effective Date, CMF may amend the Trading Level for a Fund as of the last business day of each month (an “Adjustment Date”) by sending an email to fundflows@wintoncapital.com to be received no later than 12:00 p.m. (London time) on the first business day prior to the Adjustment Date.  Notwithstanding anything to the contrary in the immediate preceding sentence, the Trading Level for each Fund will be confirmed by CMF as of the first day of each month (the “Confirmation Date”), by CMF sending an email to fundflows@wintoncapital.com to be received no later than 12:00 p.m. (London time) on the first business day prior to the Confirmation Date.  As the Funds utilize “notional” funding, CMF will include details for each Fund of the actual funds that are deposited with the clearing brokers and the committed funds that are deposited with other counterparties of the respective Fund.  If the Advisor does not receive any email in accordance with this Paragraph 1(g), the Trading Level for a Fund will remain unchanged regardless of any change in the level of actual funds deposited with the clearing brokers or committed funds that are deposited with any other counterparty of the Fund.  Each Fund and CMF acknowledges that any change in the Trading Level may result in margin calls for a Fund by the clearing brokers and agrees that the respective Fund shall be solely responsible for meeting any such margin calls.  Each Fund and CMF acknowledges that, subject to the Advisor’s fiduciary obligations to a Fund as a commodity trading advisor, in certain circumstances, including, but not limited to, ensuring that any such transactions do not in the opinion of the Advisor (i) adversely affect or impact the markets or (ii) otherwise prejudice the interests of any other accounts advised by the Advisor: (A) the Funds may not gain full exposure to the Trading Level on the Effective Date; (B) an amendment in the Trading Level may not be effected by the Advisor on the Adjustment Date; (C) the Advisor in its absolute discretion and at any time upon notice to CMF, may reject an increase in the Trading Level; and (D) the Advisor acting in good faith in a commercially reasonable manner, and upon notice to CMF, may delay a decrease in the Trading Level to a date other than the Adjustment Date.  Notwithstanding anything to the contrary in this Paragraph 1(g), the Advisor will use its reasonable efforts to effect a reduction in the Trading Level by CMF promptly under (ii)(D) of this Paragraph 1(g) (a “Trading Level Reduction”) to comply with regulatory restrictions or with margin deposit requirements.  The Advisor will not be deemed to be in breach of this Agreement if it is unable to effect a Trading Level Reduction for a Fund, after having made reasonable efforts and after having notified CMF of its inability to comply, in which case (A) the Advisor shall not be liable as a result thereof and (B) the Funds’ and CMF’s sole recourse against the Advisor hereunder is to terminate this Agreement with respect to the applicable Fund with notice under Paragraph 5(b) (a “Trading Level Reduction Event”).

(h)  Subject to Paragraph 6(a), the Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for a Fund’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades but only for the amount of the broker’s out-of-pocket costs in respect thereof.  The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the brokers.  The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Paragraph 8(a)(iii) upon discovery of its own material errors with respect to an account, and the Advisor shall use commercially reasonable efforts to identify and promptly notify CMF of any material order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for a Fund.

(i)  CMF acknowledges and agrees that the Advisor shall not be obligated to comply with the “best execution” requirement of Rule 11.2.1 of the FCA with respect to orders placed on behalf of the Funds; provided, however, that such waiver shall not relieve the Advisor of its obligations under any provision of this Agreement (including without limitation Paragraphs 4(b) and 8(a)(iii)) and under the rules of the CFTC and NFA.

(j)  The Advisor does not provide any representation or warranty as to the performance or profitability of the Funds or the success of any trading strategy recommended or used by the Advisor and the Funds and CMF acknowledge this.  Any objectives specified in the Program are intended as targets only and not as an assurance or guarantee of performance of the Funds.  The Funds and CMF acknowledge that the actual performance of the Funds may be materially different from the performance of other funds or accounts traded in accordance with the Program.  There are a number of reasons for this, including but not limited to, differences in the amount invested or Trading Level, meeting any minimum order size requirements, any client-imposed investment restrictions or guidelines, timing of investments and withdrawals or changes in Trading Level, fees and expenses associated with the funds and accounts, the trading of different asset classes or the use of different trading programs.

2. INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Funds in any way and shall not be deemed an agent, promoter or sponsor of the Funds, CMF, or any other trading advisor.  The Advisor shall not be responsible to the Funds, CMF, any trading advisor or any limited partner for any acts or omissions of any other trading advisor to any Fund.  Notwithstanding the foregoing, CMF shall have no responsibility for the business operations of any feeder fund for which the Advisor or one of the Advisor’s affiliates acts as commodity pool operator or otherwise operates (each an “Advisor Feeder Fund”).

3. COMPENSATION.  (a)  In consideration of and as compensation for all of the services to be rendered by the Advisor to the CMF Feeder Funds under this Agreement, each CMF Feeder Fund shall pay the Advisor (i) an incentive fee payable as of the end of each calendar quarter equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the respective CMF Feeder Fund and (ii) a monthly fee for professional management services equal to 1/12 of 1.5% (1.5% per year) of the month-end Net Assets of the respective CMF Feeder Fund allocated to the Advisor.

(b) “Net Assets” shall mean, for each respective CMF Feeder Fund, the total assets of the CMF Feeder Fund allocated to the Advisor, including all cash, cash equivalents, accrued interest and the market value of all open commodity positions maintained by the CMF Feeder Fund less brokerage charges accrued and less all other liabilities of the CMF Feeder Fund determined in accordance with generally accepted accounting principles under the accrual basis of accounting.  The value of a commodity futures or option contract is the unrealized gain or loss on the contract that is determined by marking it to the current settlement price for a like contract acquired on the valuation date.  Physical commodities, options, forward contracts, futures contracts and swaps, when no market quote is available, will be valued at their fair market value as determined in good faith by CMF.  U.S. Treasury securities and other interest bearing obligations will be valued at cost plus accrued interest.  Interests in other commodity pools will be valued at their net asset value as determined by the pool operator, or, if CMF has not received such determination or believes that fairness so requires, at fair value determined by CMF; provided that in determining the Net Assets on any date, no adjustment shall be made to reflect any distributions, redemptions, administrative fees or incentive fees, as applicable, payable as of the date of such determination.

(c) “New Trading Profits” shall mean, for each respective CMF Feeder Fund, the excess, if any, of Net Assets of the CMF Feeder Fund managed by the Advisor at the end of the fiscal period over Net Assets of the CMF Feeder Fund managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the CMF Feeder Fund allocated to the Advisor at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the CMF Feeder Fund resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period, decreased by interest or other income, not directly related to trading activity, earned on the CMF Feeder Fund’s assets during the fiscal period, whether the assets are held separately or in margin accounts.  Ongoing expenses will be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets of the CMF Feeder Fund as of the end of each month.  Ongoing expenses described above will not include expenses of litigation not involving the activities of the Advisor on behalf of the CMF Feeder Fund.  Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor.  If Net Assets of such CMF Feeder Fund allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another incentive fee.  For the avoidance of doubt, with respect to any additional fund not listed on Schedule A the assets of which are allocated to the Advisor, no incentive fee shall be paid to the Advisor until the end of the first full calendar quarter of the Advisor’s trading for such fund, which incentive fee shall be based on New Trading Profits (if any) earned from the commencement of trading for such fund by the Advisor through the end of the first full calendar quarter of such trading.

(d) Quarterly incentive fees and monthly management fees shall be paid within thirty (30) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement with respect to a CMF Feeder Fund as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly incentive fee for such CMF Feeder Fund shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly management fee for such CMF Feeder Fund shall be prorated to the effective date of termination.  If, during any month, any CMF Feeder Fund does not conduct business operations or the Advisor is unable to provide the services contemplated herein to be provided to such CMF Feeder Fund for more than two successive business days, the monthly management fee shall be prorated by the ratio which the number of business days during which CMF conducted such CMF Feeder Fund’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.  For the avoidance of doubt, if any payment of quarterly incentive fees is made to the Advisor on account of New Trading Profits and the Advisor thereafter fails to earn New Trading Profits or experiences losses for any subsequent calendar quarter, the Advisor shall be entitled to retain such amounts of incentive fees previously paid to the Advisor in respect of such New Trading Profits.

(e) The provisions of this Paragraph 3 shall survive the termination of this Agreement by the Advisor or CMF with respect to a CMF Feeder Fund.

(f) The Advisor acknowledges that certain expenses of the Master Fund will be allocated pro-rata among the Master Fund’s feeder funds (including the CMF Feeder Funds).

(g) For the avoidance of doubt, the quarterly incentive fee and the monthly management fee contemplated by this Paragraph 3 shall be computed on the basis of the Net Assets of each CMF Feeder Fund separately, and not on the basis of the aggregate Net Assets of all CMF Feeder Funds.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES.  (a)  The services provided by the Advisor hereunder are not to be deemed exclusive.  CMF on its own behalf and on behalf of the Funds acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and shareholder(s), may render advisory, consulting and management services to other clients and accounts.  The Advisor and its officers, directors, employees and shareholder(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Funds.  Nevertheless, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s Program and will not affect the capacity of the Advisor to continue to render services to CMF for the Funds of the quality and nature contemplated by this Agreement.

(b) Subject to all applicable laws and regulations, the Advisor or any of its affiliates or any person connected with the Advisor may invest in, directly or indirectly, or manage or advise other investment funds or accounts which invest in assets which may also be purchased or sold by the Funds or CMF.  Neither the Advisor nor any of its affiliates or any person connected with it shall be under any obligation to offer investment opportunities of which any of them become aware to the Funds or CMF or to account to the Funds or CMF in respect of (or share with the Funds or CMF or inform the Funds or CMF of) any such transaction or any benefit received by any of them from any such transaction.

(c) The Advisor shall use all reasonable endeavors to treat all the funds and accounts that it advises, including the Funds, fairly and equitably in complying with regulatory and exchange-imposed applicable speculative position limits as set by a regulatory authority with proper authority.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for a Fund that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts which commence trading at different times, accounts which have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(d) It is acknowledged that the Advisor and/or its officers, employees, directors and shareholder(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the respective Funds.

(e) Subject to Paragraph 1(d) of this Agreement, the Advisor agrees that it shall make such information available to CMF respecting the performance of other accounts managed by the Advisor or its principals, if any, as shall be reasonably requested by CMF to prepare composite performance information relating to the Advisor’s Program.  The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage any Fund’s account given the potential size of each Fund’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5. TERM.

(a) This Agreement shall continue in effect for a period of one year from the date the Agreement was entered into with respect to a Fund unless otherwise terminated with respect to a Fund as set forth in this Paragraph 5. The Advisor may terminate this Agreement with respect to a Fund at the end of such one-year period by providing prior written notice of termination to such Fund at least thirty (30) days prior to the expiration of such one-year period.  If the Agreement is not terminated with respect to a Fund upon the expiration of such one-year period or as otherwise described below, this Agreement shall automatically renew for an additional one-year period with respect to such Fund and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated with respect to the Fund, as provided for herein.

(b) At any time during the term of this Agreement, CMF may, in its sole discretion, terminate this Agreement (with respect to any or all of the Funds) (i) upon five (5) days’ prior written notice to the Advisor or (ii) immediately upon written notice to the Advisor upon the occurrence of any of the following events: (A) if, with respect to the Advisor or any of its affiliates, a voluntary or involuntary proceeding is commenced (that is not dismissed within thirty (30) days of commencement in the case of an involuntary proceeding) seeking liquidation, winding up, reorganization or other similar relief, a receiver, trustee, custodian, or similar official is appointed, there is a general assignment for the benefit of creditors or an action is taken for the purpose of effecting any of the foregoing; (B) if there is any other material adverse change in the financial condition of the Advisor which might reasonably be expected to materially impair its ability to discharge its obligations under this Agreement; (C) if there is any other occurrence of a material change of control with respect to the Advisor, other than an internal reorganization or amalgamation; (D) if either of David W. Harding or Matthew D. Beddall (x) ceases to commit the time and attention necessary to perform his respective duties to the Advisor in respect of its obligations to the Funds, including due to reason of serious illness or other impairment for thirty (30) consecutive days or more, (y) dies or (z) has given notice to resign from his employment with the Advisor or his directorship of the Advisor; (E) if either David W. Harding or Matthew D. Beddall files for bankruptcy protection or is the subject of any petition or proceeding under any bankruptcy or insolvency law; (F) if the registration, as a commodity trading advisor, of the Advisor with the CFTC or its membership in NFA is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect, or if the Advisor ceases to be authorized by the FCA; or (G) if there is a New Instrument Event; (H) if there is a Trading Level Reduction Event.  The events set forth in each of (A), (B), (C), (D), (E), (F), (G), and (H) of this Paragraph 5(b) shall be referred to herein as a “Termination Event.”

(c) At any time during the term of this Agreement, the Advisor may terminate this Agreement with respect to a Fund, upon thirty (30) days’ prior written notice to CMF and the respective Fund, in the event: (A) that CMF imposes additional trading limitation(s) in the form of one or more trading policies or administrative policies to which the Advisor does not consent, such consent not to be unreasonably withheld; (B) CMF objects to the Advisor implementing a proposed material change to the Program and the Advisor certifies to CMF in writing that it believes such change is in the best interests of such Fund; (C) CMF or such Fund materially breaches this Agreement and does not correct the breach within ten days of receipt of a written notice of such breach from the Advisor; (D) the assets of the Master Fund falls below $10,000,000 (after adding back trading losses) at any time; or (E) such Fund becomes bankrupt or insolvent, or (F) the registration of CMF with the CFTC as a commodity pool operator or its membership in NFA is limited or qualified in any respect.  For the avoidance of doubt, with respect to (C), (D) and (E) of this Paragraph 5(c), the Advisor shall be permitted to terminate this Agreement only with respect to the Fund with respect to which such termination event occurs.  If (i) CMF or a Fund merges, consolidates or sells a substantial portion of its assets or (ii) the registration of CMF with the CFTC as a commodity pool operator or its membership in NFA is revoked, suspended, terminated or not renewed, the Advisor may terminate this Agreement with respect to the relevant Funds upon prior written notice to CMF and such Funds.  The Advisor shall have the right to terminate this Agreement in its sole discretion at any time with respect to a Fund upon prior written notice to the Fund and CMF if CMF issues override instructions with respect to such Fund pursuant to Paragraph 1(a) hereof.

(d) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Paragraph 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Paragraph 3 hereof.

(e) For the avoidance of doubt, the termination of this Agreement with respect to any Fund by CMF or the Advisor shall not terminate the Agreement as it pertains to any other Fund unless expressly indicated in the relevant party’s notice of termination.

6. LIMITATION OF LIABILITY; INDEMNIFICATION.

(a) The Advisor shall not be liable for any Liabilities suffered by a CMF Feeder Fund or CMF as a result of any act or omission by the Advisor in the course of rendering services under this Agreement, including those resulting from any error by the Advisor in executing a trade order generated by the Program for such CMF Feeder Fund, other than any Liabilities finally judicially determined to have resulted solely from (i) the gross negligence, willful default, fraud or bad faith of the Advisor Indemnified Persons (defined below) or (ii) a material breach of a material term of this Agreement by the Advisor Indemnified Persons.

(b) The CMF Feeder Funds and CMF shall not be liable for any Liabilities suffered by the Advisor as a result of any act or omission by a CMF Feeder Fund or CMF in the course of performing their respective obligations under this Agreement other than any Liabilities finally judicially determined to have resulted solely from (i) the gross negligence, willful default, fraud or bad faith of the CMF Indemnified Persons (defined below) or (ii) a material breach of a material term of this Agreement by the CMF Indemnified Persons.

(c) Each CMF Feeder Fund shall, subject to Paragraph 6(e) hereof, indemnify and hold harmless the Advisor or any of its partners, directors, officers, principals, managers, members, shareholders, employees, controlling persons or successors and assigns (collectively, the “Advisor Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, suits and all reasonable expenses, including, without limitation, reasonable attorneys’ and accountants’ fees, investigatory fees, collection fees, court costs and other legal expenses actually incurred (collectively, the “Liabilities”), which may be asserted against or incurred by such persons based on any act or omission relating to the terms of this Agreement except for those Liabilities resulting from the gross negligence, willful default, fraud or bad faith of, or a material breach of a material term of this Agreement by, the Advisor Indemnified Persons.  For the avoidance of doubt, only a CMF Feeder Fund that is responsible for the event giving rise to the indemnification obligation under this Paragraph 6(c) shall be responsible for indemnifying the Advisor Indemnified Persons pursuant to this Paragraph 6(c), and no CMF Feeder Fund shall be liable for any indemnification obligation of any other CMF Feeder Fund owed to the Advisor pursuant to this Paragraph 6(c).

(d) CMF shall, subject to Paragraph 6(e) hereof, indemnify and hold harmless the Advisor Indemnified Persons from and against any and all Liabilities which may be asserted against or incurred by such persons based on any act or omission relating to the terms of this Agreement except for those Liabilities resulting from the gross negligence, willful default, fraud or bad faith of or a material breach of a material term of this Agreement by the Advisor Indemnified Persons.

(e) Unless ordered by a court or administrative forum, any indemnification under Paragraph 6(c) hereof shall be made by a CMF Feeder Fund and indemnification under Paragraph 6(d) hereof shall be made by CMF (each, an “Indemnifying Party”), only as authorized in the specific case, and with respect to any indemnification under Paragraphs 6(c) and 6(d) hereof in the event of a settlement of any action or proceeding with the prior written consent of the Indemnifying Party, only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor Indemnified Party has met the applicable standard of conduct set forth in Paragraphs 6(c) and 6(d) hereof.  Such independent legal counsel shall be selected by the Indemnifying Party in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably delayed or withheld.  The Advisor shall be deemed to have approved the Indemnifying Party’s selection unless the Advisor notifies the Indemnifying Party in writing, received by the Indemnifying Party within five (5) business days of the Indemnifying Party’s providing the Advisor of the notice of the Indemnifying Party’s selection, that the Advisor does not approve the selection.

(f) The Advisor shall, subject to Paragraph 6(g) hereof, indemnify and hold harmless each CMF Feeder Fund and CMF and their respective partners, directors, officers, principals, managers, members, shareholders, employees, controlling persons or successors and assigns (collectively, the “CMF Indemnified Persons”) against any Liabilities which may be asserted against or incurred by such persons resulting from the gross negligence, willful default, fraud or bad faith of, or a material breach of a material term of this Agreement by, the Advisor Indemnified Persons.

(g) Any indemnification under Paragraph 6(f) hereof, unless ordered by a court or administrative forum, shall be made by the Advisor only as authorized in the specific case and, with respect to any indemnification under Paragraph 6(f) hereof in the event of a settlement of any action or proceeding with the prior written consent of the Advisor, only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the acts or omission of the Advisor Indemnified Person have met the applicable standard of conduct set forth in Paragraph 6(f) hereof.  Such independent legal counsel shall be selected by the Advisor in a timely manner, subject to CMF’s approval, which approval shall not be unreasonably delayed or withheld.  CMF shall be deemed to have approved the Advisor’s selection unless CMF notifies the Advisor in writing, received by the Advisor within five days of the Advisor’s providing CMF of the notice of the Advisor’s selection, that CMF does not approve the selection.

(h) None of the indemnifications provisions contained in this Paragraph 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably delayed or withheld, of the party obligated to indemnify such party.

(i) The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified person.

(j) Promptly after receipt by an indemnified person of notice of the commencement of any action, claim, or proceeding to which any of the indemnities may apply, the indemnified person shall notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made against the indemnifying party hereunder; but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability that the indemnifying party may have to the indemnified person hereunder, except where such omission has materially prejudiced the indemnifying party.  In case any action, claim, or proceeding is brought against an indemnified person and the indemnified person notifies the indemnifying party of the commencement thereof as provided above, the indemnifying party shall be entitled to participate therein and, to the extent that the indemnifying party desires, to assume the defense thereof with counsel selected by the indemnifying party and not unreasonably disapproved by the indemnified person. After notice from the indemnifying party to the indemnified person of the indemnifying party’s election so to assume the defense thereof as provided above, the indemnifying party shall not be liable to the indemnified person under the indemnity provisions hereof for any legal and other expenses subsequently incurred by the indemnified person in connection with the defense thereof, other than reasonable costs of investigation.

Notwithstanding the preceding paragraph, if in any action, claim, or proceeding as to which indemnification is or may be available hereunder, an indemnified person reasonably determines that its interests are or may be adverse, in whole or in part, to the indemnifying party’s interests or that there may be legal defenses available to the indemnified person that are different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified person may retain its own counsel in connection with such action, claim, or proceeding and shall be indemnified (provided the indemnified person is so entitled) by the indemnifying party for any legal and other expenses reasonably incurred in connection with investigating or defending such action, claim, or proceeding.

In no event shall the indemnifying party be liable for the fees and expenses of more than one counsel for all indemnified persons in connection with any one action, claim, or proceeding or in connection with separate but similar or related actions, claims, or proceedings in the same jurisdiction arising out of the same general allegations. The indemnifying party shall not be liable for any settlement of any action, claim, or proceeding effected without the indemnifying party’s express written consent, but if any action, claim, or proceeding, is settled with the indemnifying party’s express written consent, the indemnifying party shall indemnify, defend, and hold harmless an indemnified person as provided in this Paragraph 6.

(k) The provisions of this Paragraph 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) The Advisor represents and warrants that:

(i) All information provided to the Funds and CMF pursuant to this Agreement is true and accurate in all material respects.  Further, the Advisor’s Form ADV is accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements made, in light of the circumstances under which they are made, not misleading.  Since the respective dates as of which information is given in the Advisor’s Form ADV, and except as may otherwise be stated in or contemplated by the Advisor’s Form ADV, there has not been any material adverse change in the condition, financial or otherwise, or business of the Advisor or any principal of the Advisor.

(ii)  All references to the Advisor and the Advisor’s principals, the Advisor’s Program, and the Advisor’s trading systems, methods and performance in each Memorandum, if any, are accurate and complete in all material respects except that with respect to Table B and any other pro forma or hypothetical performance information in any Memorandum, this representation and warranty extends only to the underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.  The information regarding the actual performance of such accounts set forth in any Memorandum has been calculated and presented in accordance with the descriptions therein and is complete and accurate in all material respects.

(iii) The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein.  The Advisor’s performance tables have been examined by an independent certified public accountant.  The Advisor will have its performance tables so examined no less frequently than annually during the term of this Agreement.

(iv) Each of the Advisor and its principals has all federal, state and foreign governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with federal, state and foreign governmental and regulatory agencies required to conduct its business or required to perform its obligations under this Agreement.  The Advisor is registered with the CFTC as a commodity trading advisor and is a member of the NFA in such capacity.

(v) The Advisor is a company duly organized and validly existing under the laws of England and Wales and has full corporate power and authority to enter into this Agreement and to provide the services required of it hereunder.

(vi) The Advisor will not, by acting as a commodity trading advisor to the Funds, breach or cause to be breached any undertaking, agreement, contract or any material statute, rule or regulation to which it is a party or by which it is bound.

(vii) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(viii) Subject to Paragraph 12 hereof, at any time during the term of this Agreement that an offering memorandum or prospectus relating to a Fund’s units/shares is required to be delivered in connection with the offer and sale thereof, upon reasonable notice the Advisor shall provide such Fund with such information as may be reasonably necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(ix) The Advisor and its directors, officers and employees will conduct their businesses in compliance with applicable anti-corruption laws (including the UK Bribery Act) and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws.

(x) In connection with this Agreement, neither the Advisor, nor any of its directors, officers or employees, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage.

(b) CMF represents and warrants for itself and each Fund that:

(i) As of the date hereof, each Fund’s Memorandum, if any, contains all statements and information required to be included therein by the Commodity Exchange Act or other applicable law and at all times subsequent thereto, the respective Memorandum, if any, (as from time to time amended or supplemented, which amendment or supplement is approved by the Advisor as to descriptions of itself and actual performance) shall comply in all material respects with the requirements of the rules of NFA, the Commodity Exchange Act or other applicable laws.  Each Fund’s Memorandum, if any, does not contain any misleading or untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  Any supplemental sales literature, when read in conjunction with the respective Memorandum, if any, does not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements are made, not misleading.  This representation and warranty shall not, however, apply to any statement or omission in any Fund’s Memorandum, if any, made in reliance upon, and in conformity with, information furnished or approved by the Advisor expressly for use in such Memorandum and relating to the Advisor, its trading methods or its trading performance (it being understood that any hypothetical and pro forma adjustments in Table B were not furnished by the Advisor).

(ii) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(iii) CMF and each Fund have the capacity and authority to enter into this Agreement on behalf of each Fund.

(iv) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and each Fund’s behalf and is a valid and binding agreement of CMF and each Fund enforceable in accordance with its terms.

(v) CMF will not, by acting as the general partner or trading manager, as applicable, to each Fund and each Fund will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(vi) CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vii) Each Fund is duly organized and validly existing under the laws of its state or country of organization and has, as applicable, full limited partnership or corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(viii) Each of the Funds represents and warrants that it is a “qualified eligible person” as defined in CFTC Regulation 4.7.  Each Fund hereby consents to being treated as an exempt account under CFTC Regulation 4.7(c).

(ix) CMF or the respective selling agents for the CMF Feeder Funds have  policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act.  CMF or the respective selling agents for the CMF Feeder Funds have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.  CMF or the respective selling agents for the CMF Feeder Funds also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(x) None of the Funds shall provide investors with the opportunity to subscribe for or redeem interests in the Funds more frequently than on a monthly basis and with less than two (2) Business Days’ notice without the prior written consent of the Advisor.

(xi) The assets of each of the Funds are not “benefit plan” assets (as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended).

(xii) To the extent units in the Funds are offered and distributed to persons in the UK, such units are sold or otherwise distributed only to Professional Clients (as defined under the FCA Rules) and as a result the FCA’s Regulatory Guide on the Responsibilities of Product Providers and Distributors for the Fair Treatment of Customers issued under the UK Financial Services and Markets Act 2000, as amended, does not apply to the distribution of such units.

(xiii) To the extent AIFMD is applicable, each Fund is an Alternative Investment Fund (as defined in the Directive 2011/61/EC of the European Parliament and of the Council of 8 June 2011 on alternative investment fund managers (as amended, supplemented and recast from time to time, the “AIFMD”) and any related regulations, notices or other implementing measures from time to time adopted) and CMF is the alternative investment fund manager (“AIFM”) for each Fund for purposes of the AIFMD.

(xiv) Each of CMF and the Funds and their respective directors, officers and employees will conduct their businesses in compliance with applicable anti-corruption laws (including the UK Bribery Act) and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws.

(xv) In connection with this Agreement, neither CMF, the Funds, nor any of their respective directors, officers or employees, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage.

8. COVENANTS OF THE ADVISOR, CMF AND EACH FUND.

(a) The Advisor agrees as follows:

(i) In fulfilling its duties hereunder, the Advisor shall comply in all material respects with (i) all governmental, regulatory and self-regulatory organization laws, rules and regulations applicable to the Advisor, including, if applicable, the Commodity Exchange Act, the rules of the CFTC promulgated thereunder and the rules and regulations of NFA, and (ii) applicable rules and regulations of any relevant market or exchange in which the Advisor trades the Funds’ assets.

(ii) The Advisor will promptly notify CMF if the Advisor or its principals becomes the subject of any investigation, suit, action or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation, which in the opinion of the Advisor, acting reasonably and in good faith, would be expected to materially affect the business of the Advisor.

(iii) In the placement of orders for a Fund’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Fund than to any other account managed by the Advisor.  The Advisor acknowledges its obligation to review each Fund’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, CMF and the respective Fund’s brokers of (A) any material error committed by the Advisor or its principals or employees in executing a trade order generated by the Program for the account of a Fund; and (B) any trade which the Advisor reasonably believes was not executed in accordance with its instructions.

(iv) The Advisor will maintain a net worth of not less than USD $2,000,000 during the term of this Agreement.

(v) Upon reasonable written request, the Advisor agrees to provide CMF and each Fund with such information as is necessary for CMF to satisfy its USA Patriot Act and anti-money laundering responsibilities with respect to the Funds.

(vi) The Advisor will use reasonable commercial efforts to close out all futures positions prior to any applicable delivery period, and will use reasonable commercial efforts to avoid causing any Fund to take delivery of a commodity.

(vii) The Advisor will provide prompt written notice to CMF (i) upon becoming aware of the occurrence of any Termination Event, or (ii) if applicable speculative position limits are exceeded by the Advisor.

(viii) The Advisor will inform CMF immediately if the Advisor or any of its officers becomes aware of any material breach of a material term of this Agreement by the Advisor.

(b) CMF agrees for itself and each Fund that:

(i) CMF and the Funds will comply with all applicable laws, including rules and regulations of the Securities and Exchange Commission, CFTC, NFA and/or the commodity exchange or other trading facility on which any particular transaction is executed.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or any Fund, whether or not such suit, action or proceeding also involves the Advisor.

(iii) CMF will inform the Advisor immediately if CMF or a Fund or any of CMF’s principals becomes aware of any material breach of this Agreement by CMF or a Fund.

9. COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10. ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties.

11. AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.

12. FUND MATERIALS; USE OF NAME; LICENSE

(a) The CMF Feeder Funds and CMF may in marketing and sales material, the Memorandum relating to a CMF Feeder Fund, client communications and reports to investors and in any document required to be submitted to a regulator (collectively, the “Fund Materials”):

(i) cite the Advisor’s name and its role as trading advisor to the Funds;

(ii) describe the terms of this Agreement;

(iii) describe the trading strategy and include performance history; and

(iv) describe any other information contained in the Advisor’s Form ADV or any other information relating to the Advisor otherwise required to be described pursuant to applicable law, rule or regulation, provided that to the extent the Funds or CMF change the form or substance of any information provided by the Advisor in creating the Fund Materials any such Fund Materials contain a substantially similar form of disclaimer as set out in Schedule D hereto.

(b) Except as expressly permitted in Paragraph 12(a), the Funds and CMF shall have no right to use the name, trade marks or logos of the Advisor under any circumstances.

(c) Notwithstanding anything to the contrary in Paragraph 12(a), the parties hereto agree and acknowledge that:

(i) upon reasonable notice, the Funds and CMF may request that the Advisor review those portions of the Fund Materials described in Paragraph 12(a)(i)-(iv) above (the “Advisor Disclosures”),

(ii) The Advisor does not approve or otherwise endorse or make any representations regarding the Fund Materials to the extent that the Funds or CMF change the substance of any information provided by the Advisor in their creating the Fund Materials or the Advisor Disclosures approved by the Advisor,

(iii) The Advisor does not take any responsibility for the accuracy and completeness of the contents of the Fund Materials to the extent that the Funds or CMF change the form or substance of any information provided by the Advisor in their creating the Fund Materials or the Advisor Disclosures approved by the Advisor, and

(iv) The Advisor is neither responsible for nor involved in the marketing, distribution or sales of the CMF Feeder Funds nor for compliance with any marketing or promotion laws, rules or regulations.  The Advisor acknowledges that nothing in this Agreement shall be considered to limit CMF’s ability to market any of its investment vehicles in accordance with Rule 506 of Regulation D pursuant to the Securities Act of 1933.

(d) If the Advisor has actual knowledge of any materially untrue or misleading statement or material omission regarding itself or any of its principals or affiliates in the Fund Materials, the Advisor shall promptly notify CMF and shall cooperate with CMF in the preparation of any necessary amendments or supplements to the Fund Materials.

(e) The Funds and CMF acknowledge that:

(i) no provision of this Agreement grants them any rights, except as contained herein, in any intellectual property belonging to or developed by the Advisor; and

(ii) this Agreement does not constitute a license in respect of any such intellectual property.

13. CONFIDENTIALITY.

(a) For purposes of this Agreement, and notwithstanding any of the provisions hereof, all non-public information relating to the Advisor including, but not limited to, records, whether original, duplicated, computerized, handwritten, or in any other form, and information contained therein, business and/or marketing and/or sales plans and proposals, names of past and current clients, names of past, current and prospective contacts, trading methodologies, systems, positional information, strategies and programs, trading advice, trading instructions, results of proprietary accounts, training materials, research data bases, portfolios, and computer software, and all written and oral information, furnished by the Advisor to the Funds, CMF, and/or their officers, directors, employees, agents (including, but not limited to, attorneys, accountants, consultants, and financial advisors) or controlling persons (each a “Recipient”), regardless of the manner in which it is furnished, together with any analysis, compilations, studies or other documents or records which are prepared by a Recipient of such information and which contain or are generated from such information, regardless of whether explicitly identified as confidential, with the exception of information which (i) is or becomes generally available to the public other than as a result of acts by the Recipient in violation of this Agreement, (ii) is in the possession of the Recipient prior to its disclosure pursuant to the terms hereof, (iii) is or becomes available to the Recipient from a source that is not bound by a confidentiality agreement with regard to such information or by any other legal obligation of confidentiality prohibiting such disclosure, or (iv) is independently developed by the Recipient without use of the confidential information described in this Paragraph 13(a), are and shall be confidential information and/or trade secrets and the exclusive property of the Advisor (“Confidential Information” and/or “Proprietary Information”).

(b) Each Fund and CMF each warrants and agrees that they and their respective officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors) will protect and preserve the Confidential Information and will disclose Confidential Information or otherwise make Confidential Information available only to those officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors) of each Fund and/or CMF, who need to know the Confidential Information (or any part of it) for the purpose of satisfying their fiduciary, legal, reporting, filing or other obligations hereunder or to monitor performance in the Master Fund during the term of this Agreement or thereafter, or if any Fund, CMF or a Recipient, as the case may be, is required to disclose such Confidential Information due to a fiduciary obligation or legal or regulatory request or obligation. Additionally, each Fund and CMF each warrants and agrees that it and any Recipient will use the Confidential Information solely for the purpose of satisfying a Fund’s or CMF’s obligations under this Agreement and not in a manner which violates the terms of this Agreement.  For the avoidance of doubt, composite performance information relating to the Advisor’s Program in a format permitted by the NFA may be disclosed in a Fund’s Offering Memorandum in CMF’s sole discretion.

(c) Notwithstanding anything to the contrary in Paragraph 13, each of the Funds and CMF agree to be bound by the terms of Schedule E of this Agreement regarding the use of Account Data (as defined in Schedule E hereto).

14. NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic mail (email) copy or in writing and delivered personally or by facsimile or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

 If to CMF or to any Fund:

Ceres Managed Futures LLC

522 Fifth Avenue

14th Floor

New York, New York  10036

Attention:  Patrick Egan

Facsmile: (212) 507-2065

Email:  Patrick.Egan@morganstanley.com

With a copy to:

Rita M. Molesworth

Willkie Farr & Gallagher

787 7th Avenue

New York, NY 10019

Facsimile: (212) 728-9727

Email: rmolesworth@willkie.com

If to the Advisor:

Winton Capital Management Limited
Grove House
27 Hammersmith Grove
London W6 0NE
United Kingdom
Attention:  Legal Department
Email: legal-london@wintoncapital.com

15. GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

16. ARBITRATION.  The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.  Each party shall provide notice of any such dispute or controversy to the other party prior to the submission of such dispute or controversy to the applicable agency for arbitration.  Any such notice to the Advisor shall be dealt with in accordance with the Rules of the FCA to the extent such rules do not contradict the provisions of this Agreement (including, without limitation, Paragraph 15 or this Paragraph 16) or the rules of the CFTC or NFA.

17. NO THIRD PARTY BENEFICIARIES.  There are no third  party beneficiaries to this Agreement, except that certain persons not parties to this Agreement may have rights under Paragraph 6 hereof.

18. COUNTERPART ORIGINALS.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.  The delivery of a signed counterpart by facsimile or email shall be binding on the signatory.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC By /s/ Alper Daglioglu Alper Daglioglu President and Director	WINTON CAPITAL MANAGEMENT LIMITED By /s/ Rajeev Patel Rajeev Patel Director, Winton Capital Management
MANAGED FUTURES PREMIER ABINGDON L.P. By: Ceres Managed Futures LLC (General Partner) By: /s/ Alper Daglioglu Alper Daglioglu President and Director	CMF WINTON MASTER L.P. By: Ceres Managed Futures LLC (General Partner) By: /s/ Alper Daglioglu Alper Daglioglu President and Director
CMF WINTON FEEDER I L.P. By: Ceres Managed Futures LLC (General Partner) By: /s/ Alper Daglioglu Alper Daglioglu President and Director	INSTITUTIONAL FUTURES PORTFOLIO L.P. By: Ceres Managed Futures LLC (General Partner) By: /s/ Alper Daglioglu Alper Daglioglu President and Director
GLOBAL FUTURES FUND LTD. By: Ceres Managed Futures LLC (Trading Manager) By: /s/ Alper Daglioglu Alper Daglioglu President and Director
ORION FUTURES FUND L.P. By: Ceres Managed Futures LLC (General Partner) By: /s/ Alper Daglioglu Alper Daglioglu President and Director 20

SCHEDULE A

FUND NAME MEMORANDUM DATE

MANAGED FUTURES PREMIER ABINGDON L.P. August 28, 2013

CMF WINTON FEEDER I L.P. 1 September 2004

GLOBAL FUTURES FUND LTD.* June 2012

INSTITUTIONAL FUTURES PORTFOLIO L.P. March 21, 2014

ORION FUTURES FUND L.P. March 1, 2014

1 Indicates that, as of the date of this Agreement, the offering memorandum is not being used to solicit new investors.

SCHEDULE B

(1)
Amended and Restated Management Agreement between Managed Futures Premier Abingdon L.P., Ceres Managed Futures LLC and Winton Capital Management Limited, dated April 29, 2011 (as amended January 1, 2012)

(2)	Management Agreement between CMF Winton Master L.P., Ceres Managed Futures LLC and Winton Capital Management Limited, dated November 1, 2004 (as amended January 1, 2012)
(3)	Amended and Restated Management Agreement between CMF Winton Feeder I L.P., Ceres Managed Futures LLC and Winton Capital Management Limited, dated April 29, 2011 (as amended January 1, 2012)
(4)
Management Agreement between Global Futures Fund Ltd. (formerly Citigroup Global Futures Fund Ltd.), Ceres Managed Futures LLC and Winton Capital Management Limited, dated March 1, 2007 (as amended January 1, 2012)

(5)
Management Agreement between Institutional Futures Portfolio L.P. (formerly CMF Institutional Futures Portfolio L.P.), Ceres Managed Futures LLC and Winton Capital Management Limited, dated June 2005 (as amended January 1, 2012)

(6)
Management Agreement between Orion Futures Fund L.P. (formerly Salomon Smith Barney Orion Futures Fund L.P.), Ceres Managed Futures LLC and Winton Capital Management Limited, dated May 12, 2003 (as amended January 1, 2012)

SCHEDULE C

A.	Trading Strategy

Investment Objective.  The investment objective of the Program is to achieve long-term capital appreciation through compound growth by pursuing diversified investment strategies subject to certain investment constraints.  These constraints may be imposed by Winton or may be required by regulations or rules.

Investment Constraints.  The key investment constraint of the Program as applied to a Fund is that it does not invest in equities (although it may gain indirect exposure to equity markets via investments in equity index futures).  It may invest long and short using leverage in non-equity markets that Winton believes are sufficiently liquid, and for which there is sufficient data available.  The Program is subject to a long-term gross volatility target of 10%.

Investment Universe.  The Program currently invests in a diversified portfolio of over 100 futures markets, currency forwards and related instruments.

Holding Periods.  Winton generally expects the holding periods for the Program’s portfolio to be long-term with the average holding period across all instruments expected to be 3-8 months.

Investment Process.  Winton follows a disciplined investment process that is based on scientific analysis of past data.  The initial stage of the process involves collecting, cleaning and organizing large amounts of data.  Winton uses a wide variety of data inputs including factors that are intrinsic to markets, such as price, volume and open interest; and those that are external to markets, such as economic statistics, industrial and commodity data and public company financial data.  Winton conducts scientific research into the data in an attempt to quantify the probability of particular markets rising or falling, conditional on a variety of quantifiable factors.  Winton’s research is used to develop mathematical models that attempt to forecast market returns, the variability or volatility associated with such returns (often described as “risk”), correlation between markets and transaction costs.  These forecasts are used in investment strategies that determine what positions should be held to maximize profit within a certain range of risk.  Generally, if rising prices are forecast, a long position will be established or maintained and if falling prices are forecast, a short position will be established or maintained.  As a result of Winton’s research, Winton believes that the investments made in accordance with this process will have a slightly better than even chance of being successful which creates an expectation of profits over the long-term.

Historically, Winton’s research focused on developing trend-following strategies that invest in futures contracts (based on data that is intrinsic to markets).  However, in recent years, Winton has increased its use of non-trend-following strategies (generally based on data that is external to markets).

Winton’s investment strategies are operated as an automated, computer-based system.  This investment system is modified over time as Winton monitors its operation and undertakes further research.  Changes to the system occur as a result of, amongst other things, the discovery of new relationships, changes in market liquidity, the availability of new data or the reinterpretation of existing data.

Most of Winton’s investments are made strictly in accordance with the output of the system.  However, Winton may, on occasion (such as the occurrence of exceptional events that fall outside the parameters of the research on which the system is based), make investment decisions based on other factors and take action to override the output of the system to seek to protect the interests of investors.  For example, if there is a market crash or if trading is suspended on a market or exchange, Winton may attempt to reduce risk by decreasing leverage or liquidating or hedging positions in certain markets.

Risk Management.  Management of the risk arising from market fluctuations is integral to Winton’s investment process. Investment risk is commonly understood to be the volatility of returns and, where leverage is employed, the most important determinant of such volatility is the extent of that leverage.  By forecasting volatility in each market and the correlation between markets daily, Winton is able to forecast the overall volatility of the portfolio and adjust leverage accordingly in order to target a specified level of risk.

The volatility of an investment is a statistical measurement of the dispersion of its returns and may be measured by the annualized standard deviation of those returns.  Over the long-term, lower volatility is more likely to result in lower profits and lower losses and higher volatility is more likely to result in greater profits and greater losses.  Winton measures volatility using a proprietary model which places greater emphasis on the probability of extreme market movements than many commonly used models.

B.	Trading Policies

1.
A Fund will invest its assets only in commodity interests that Winton believes are traded in sufficient volume to permit ease of taking and liquidating positions.  Sufficient volume, in this context, refers to a level of liquidity that Winton believes will permit it to enter and exit trades without noticeably moving the market.

2.
Winton will not initiate additional positions in any commodity if these positions would result in aggregate positions requiring margin of more than 66 2/3% of a Fund’s net assets allocated to Winton.  To the extent the Commodity Futures Trading Commission and/or exchanges have not otherwise established margin requirements with respect to particular contracts (i) forward contracts in currencies will be deemed to have the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange and  (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.

3.
A Fund may occasionally accept delivery of a commodity.  Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position will be fully hedged.

4.
No Fund will employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

5.	No Fund will utilize borrowings except short-term borrowings if the Fund takes delivery of any cash commodities.

6.
Winton may, from time to time, employ trading strategies such as spreads or straddles on behalf of a Fund.  The term “spread” or “straddle” describes a commodity futures trading strategy involving the simultaneous buying and selling of futures contracts on the same commodity but involving different delivery dates or markets and in which the trader expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7.
No Fund will permit the churning of its commodity trading account.  The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from trades, driven by the desire to generate commission income.

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SCHEDULE D

Winton Capital Management Limited (“Winton”) does not take any responsibility for the accuracy or completeness of the contents of this document, any representations made herein, or the performance of [NAME OF FUND (the “Fund”)].  Winton is neither responsible for, nor involved in, the marketing, distribution or sales of shares or interests in the Fund and is not responsible for compliance with any marketing or promotion laws, rules or regulations; and no third party other than Winton is authorized to make any statement about any of Winton’s products or services in connection with any such marketing, distribution or sales. Past performance by any other fund advised by Winton is not indicative of any future performance by the Fund.

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SCHEDULE E

1.	Confidentiality of Account Data

Each of the Funds and CMF acknowledges and agrees that the following data in respect of the Funds is highly confidential and commercially sensitive to the Advisor:

(a)	net asset value data;

(b)	performance data (such as rate of return data);

(c)	details of trades executed by the Advisor;

(d)	positions held by the Funds; and

(e)
any other data, which may be derived from any of the foregoing data or from which any of the foregoing data may be identifiable, including but not limited to sector level breakdowns and risk metrics data.

(collectively, “Account Data”).

Except as expressly set out in Sections 2, 3, 4, 5, 6 and 7 of this Schedule E, under no circumstances may the Account Data be disclosed, published, reported or otherwise made available to any non-affiliated third party, including but not limited to, investors or prospective investors in the Funds without the express written consent of the Advisor, which consent may be withheld in the Advisor’s sole discretion.  Notwithstanding the foregoing, no express written consent shall be required to be provided by the Advisor to disclose Account Data (i) to a government entity or a regulator (including any public or private filings therewith) which CMF reasonably believes is required to be disclosed to such entity or such entity requests Account Data from CMF or the Funds or (ii) to investors or prospective investors as required by applicable law.

2.	Disclosure of Account Data to Related Persons of the Trading Manager

CMF agrees not to disclose the Account Data to any associate, affiliate, officer, principal, employee or professional adviser, including attorneys and auditors, of CMF or the Funds (collectively, “Related Persons”) except to Related Persons who:

(a)	strictly need access to the Account Data for the purpose of marketing, distributing and operating the Funds, and only to the extent necessary and appropriate;

(b)	are informed by CMF of the highly confidential and sensitive nature of the Account Data; and

(c)	are permitted only to disclose limited Account Data in accordance with Sections 4, 5, 6 and 7 of this Schedule.

CMF also agrees to:

(a)
implement and enforce commercially reasonable information barriers within its organization to restrict any access to the Account Data that is not expressly permitted by this Section 2 of this Schedule, including but not limited to ensuring that Account Data is not accessed by personnel who develop, structure or make investment decisions related to the collective investment products of CMF or third parties; and

(b)
use commercially reasonable efforts to ensure that all Account Data is kept in a secure place at all times and is properly protected against theft, damage, loss or unauthorized access (which protection shall in no event be less than CMF uses to protect its own confidential, proprietary and/or trade secret information).

For the avoidance of doubt, selecting and/or determining the level of assets to allocate to an advisor shall not be considered an investment decision for purposes of this Section 2.

3.	Disclosure of Account Data to Service Providers

The Funds and CMF may disclose Account Data to service providers of the Funds and CMF provided that such service providers have entered into a written agreement with the Funds and/or CMF:

(a)	to use such Account Data only for the following limited purposes in respect of the Funds: audit, administration, brokerage, risk monitoring and the production of performance and risk metrics data;

(b)	to keep such Account Data confidential; and

(c)	not to disclose such Account Data to any third party, including but not limited to investors or prospective investors in the Funds.

For the avoidance of doubt and subject to Section 3(c) of this Schedule, if the Funds and CMF disclose Account Data to a service provider for the production of risk metrics data, such data may only be used by CMF for internal risk monitoring purposes and may not be disclosed to any other third party except as otherwise provided herein.

4.	Disclosure of monthly Account Data via email or hard copy

CMF may disclose to investors and prospective investors in the CMF Feeder Funds the following limited Account Data in electronic or hard copy form:

(a)	the current and historical monthly net asset value of the Funds;

(b)	the current and historical monthly rate of return of the Funds; and

(c)
monthly sector level risk metrics data (i.e. equity indices, currencies, energies, crops, bonds, precious metals, base metals, rates, livestock) as at the end of the most recent calendar month and month end data for any of the past 12 calendar months.  For the avoidance of doubt, such risk metrics data may not otherwise be provided on a historical basis.

                                                                                                                                                              27

5.	Disclosure of daily Account Data via Secure Company Website

CMF may disclose to investors in the CMF Feeder Funds (but not prospective investors in the Funds) the following limited Account Data via a Secure Company Website (defined below):

(a)	the current and historical monthly net asset value of the Funds;

(b)	the current and historical monthly rates of return of the Funds;

(c)	the daily net asset value of the Funds on a Three Day Rolling Basis (defined below);

(d)	the daily rate of return of the Funds on a Three Day Rolling Basis; and

(e)
monthly sector level risk metrics data (i.e. equity indices, currencies, energies, crops, bonds, precious metals, base metals, rates, livestock) as at the end of the most recent calendar month and month end data for any of the past 12 calendar months.  For the avoidance of doubt, such risk metrics data may not otherwise be provided on a historical basis.

“Three Day Rolling Basis” means the rolling disclosure of daily data as at the most recent Business Day and the two immediately preceding Business Days and the removal of all previous data.

“Secure Company Website” means a Company operated website which is subject to password protected access and industry standard encryption (such as HTTP Secure).

6.	Disclosure of weekly Account Data via Secure Company Website and third party websites

CMF may disclose the following limited Account Data via a Secure Company Website or third party financial data websites (such as Bloomberg):

(a)	the current and historical weekly net asset value of the Funds; and

(b)	the current and historical weekly rate of return of the Funds.

7.	Disclosure of Aggregated Data

CMF or its representatives may disclose Account Data that is aggregated with like data relating to other funds and/or accounts that are not advised or managed by the Advisor (“Other Accounts”) and from which the Account Data is not separately identifiable to the Advisor (“Aggregated Data”).  For the avoidance of doubt, Aggregated Data shall not include any position-level data with respect to the Master Fund except to the extent that such data is aggregated with position-level data of at least four Other Accounts and that the Master Fund’s position-level data does not represent more than fifty (50) per cent of such position-level Aggregated Data.  To the extent that the Advisor reasonably believes that the aforementioned Account Data may not be aggregated in such a manner as to ensure that it is not separately identifiable to the Advisor, CMF shall provide copies of the reports or documents containing such Aggregated Data (“Aggregated Data Reports”) to the Advisor upon request. CMF may redact the names of other managers from the Aggregated Data Reports.  The Advisor shall require CMF to immediately remove any Account Data from the Aggregated Data Reports if it reasonably believes that such Account Data is separately identifiable to the Advisor.

8.	Misuse of Account Data

The Funds and CMF are responsible to ensure that under no circumstances are any Account Data used by any of its employees, officers, agents, directors, or advisers (inclusive of the CMF Feeder Funds):

(a)	to replicate or attempt to replicate the performance, risk, positions or any other elements or characteristics of the Funds or the Program;

(b)	to perform any reverse engineering of any kind; or

(c)	to procure any commercial advantage over the Advisor or to compete in any manner with the Advisor, which for the avoidance of doubt, does not include the promotion and sale of the Funds.

9.	Consequences of Breach

A breach of any provision of this Schedule will be deemed a material breach of this Agreement that is not capable of remedy, which will entitle the Advisor to terminate the Agreement in accordance with Paragraph 5(c)(C).

10.	Calculation of Account Data

CMF shall be responsible for all calculation of Account Data.

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